EXHIBIT 10.21

Sublease Agreement

THIS SUBLEASE AGREEMENT is effective as of April 1, 2007 between The Gorlin Companies, LLC (the “Sublessor”) and MiMedx, Inc. (the “Sublessee”).

The Sublessor and Sublessee hereby agree as follows:

1. Premises. The Sublessor hereby subleases to Sublessee and Sublessee hereby subleases from Sublessor approximately one-half of the 1,700 square foot office space occupied by Sublessor located at 1234 Airport Road, Suite 105, Destin, Florida 32541, including rights to common areas such as kitchen, bathroom, entry way, reception room, etc., such space to be allocated as mutually agreed between Sublessor and Sublessee (the “Premises”).

2. Term. This Sublease is a month-to-month sublease and may be terminated by either party giving 30 days prior notice to the other party.

3. Rent. The monthly rental shall be $1,200 and shall be due and payable on or before the 1st day of each month in advance.

4. Condition of Premises. The Sublessee shall maintain the Premises at all times and shall return the Premises to the Sublessor upon the termination of this Sublease in the same condition as the Premises are in on the date of this Sublease, normal wear and tear excepted, and the Sublessee shall be fully liable for any damages to the Premises beyond normal wear and tear. Sublessee shall notify Sublessor of any damages promptly.

5. Utilities. The utilities shall remain in Sublessor’s name and Sublessee shall not change the utilities to Sublessee’s name. The Sublessor shall submit an invoice monthly to Sublessee based on the monthly utility expenses of the entire office space occupied by Sublessor located at 1234 Airport Road, Suite 105, and Sublessee shall reimburse Sublessor for one-half of such utility expenses on or before the next monthly rental due date. Copies of the utility bills on which the invoices are based shall be made available to Sublessee upon request.

6. Default. In the event that Sublessee shall default in the payment of rental or in the performance of any other term of this Sublease, then the Sublessor may immediately terminate this Sublease and cause the Sublessee to be removed from the Premises in any lawful manner. The Sublessee shall continue to be responsible for any damages, utilities, or past due rental arising from its occupancy of the Premises. This sublease shall in all respects be subject to, and Sublessee shall in all respects comply with, the primary lease between Sublessor and the landlord of the Premises.

This Sublease shall be effective as of the date set forth below.

SUBLESSOR:		SUBLESSEE:

The Gorlin Companies, LLC		MiMedx, Inc.

By:	/s/ Steve Gorlin	By:	/s/ John Thomas
Name:	Steve Gorlin	Name:	John Thomas
Its:		Its:	CFO

Date:	Oct. 29, 2007	Date:	Oct. 29, 2007